EXHIBIT 23.10


     CONSENT OF PRICEWATERHOUSECOOPERS (HONG KONG), INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements on Form S-8 of ECI Telecom Ltd. pertaining to the ECI Telecom Ltd. Employee Share Purchase Plan and ECI Telecom Ltd. U.S. Employee Share Purchase Plan and the registration statements on Form S-8 (No.s 333-103669, 333-12868, 333-9860,
333-10078, 33-75904, 33-74150, 33-49984, 33-31411 and 33-26117) of ECI Telecom
(HK) Ltd. of our report dated 28 February 2003 with respect to the financial statements of ECI Telecom (HK) Ltd. as at 31 December 2002, incorporated by reference into ECI Telecom Ltd.'s current report on Form 8-K.

/s/ PricewaterhouseCoopers
PricewaterhouseCoopers
Certified Public Accountants
Hong Kong, 2 June 2003